Exhibit 99.1

NUTRISYSTEM, INC. REPORTS FOURTH QUARTER

AND YEAR END RESULTS FOR 2003

•	Company Provides Guidance on First Quarter 2004 Results

Horsham, PA – February 25, 2004—NutriSystem, Inc. (OTCBB:THIN - news), a leading provider of weight management products and services, today announced results for the fourth quarter and full year of 2003.

For the fourth quarter ended December 31, 2003, revenues were $4,198,000, up 2% from $4,110,000 recorded in the same period of 2002. NutriSystem reported a net loss for the fourth quarter of 2003 of $1,712,000 ($0.06 per diluted share), as compared to a net loss of $1,035,000 ($0.03 per diluted share) for the fourth quarter of 2002.

Fourth quarter 2003 results include $471,000 in new program development expenses, a $529,000 write-off of old program inventory and packaging recorded in cost of sales, and $751,000 in marketing expenses associated with the launch of the new NutriSystem Nourish program. NutriSystem also incurred $90,000 to terminate its last three franchise agreements. In the fourth quarter of 2002, NutriSystem recorded charges totaling $895,000 related to personnel and litigation matters, and the write-down of certain assets.

For the year ended December 31, 2003, NutriSystem reported revenues of $22,575,000, down 18% from the $27,569,000 in revenues generated in 2002. In 2003, NutriSystem generated net income of $812,000 ($0.03 per diluted share), which includes a $3,397,000 income tax benefit for the period, as compared to net income of $2,411,000 ($0.09 per diluted share) for the year ended December 31, 2002, which had no income tax benefit or expense.

“We made substantial investments in the new NutriSystem Nourish program in the fourth quarter,” reported James D. Brown, Chief Financial Officer. “The quarter reflects the costs of clearing out the ‘old’ – from packaging to franchise agreements – and creating the ‘new’ – new program, new website and new identity for the brand. We believe the new program and the investments we made in 2003 to re-launch this company will benefit NutriSystem shareholders for many years.”

NutriSystem ended 2003 with cash and cash equivalents of $2,684,000. “To support anticipated first quarter sales, we increased inventory by $3,153,000 in the fourth quarter of 2003,” said Brown. “Despite these investments in the business, NutriSystem continues to have a debt-free balance sheet and we expect our cash balance to increase during the first quarter of 2004.”

“While 2003 was a year of innovation, investment and transformation for NutriSystem, we look to 2004 to be a year of growth,” said Michael J. Hagan, Chief Executive Officer. “We are very pleased with the consumer response to the new NutriSystem Nourish program. The team at NutriSystem has done a great job of reinventing and rejuvenating a 30-year-old brand, and we look forward to continued product and program innovation in 2004 as well.”

First Quarter 2004 Outlook

Through February 24, 2004, NutriSystem added approximately 13,000 new customers in its Direct to consumer channel, an increase of almost 300% over the new customer count for the same period in 2003. Combined with its other channels of distribution, the company anticipates net sales for the first quarter of 2004 to be in the range of $12.2 million to $13.0 million, which translates to an increase of 70% to 80% over net sales in the first quarter of 2003. The company expects to have operating profit in excess of $600,000 for the first quarter of 2004.

“We’re off to a fast start in 2004 in both our Direct channel as well as our sales through a television home shopping network,” continued Hagan. “Relative to the last few years, we have substantially increased our advertising spending to launch the new program and create brand awareness. Most of our advertising has been for television and thus far we are satisfied with our customer acquisition costs.

“In 2004, our strategy is a simple one – growth,” concluded Hagan. “Our growth objectives will be measured in terms of new customers and revenue, but our growth won’t come at the expense of profits. We expect 2004 to be a great year for NutriSystem. The work performed in 2003 to re-launch the brand is paying off. I think the new NutriSystem is in an excellent position to serve the immense weight loss market.”

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The Company offers an at-home weight loss program based on portion-controlled, lower Glycemic Index prepared meals, weight loss plans, and private telephone and online support. For 30 years, NutriSystem has helped millions of people achieve their weight loss goals.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS SUMMARY

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
REVENUES	$4,198	$4,110	$22,575	$27,569

COSTS AND EXPENSES
Cost of revenues	3,002	2,411	13,372	15,653
Marketing	1,591	305	3,627	1,392
General and administrative	2,127	2,527	7,239	7,775
New program development	471	—	599	—
Depreciation and amortization	46	81	223	336

	7,237	5,324	25,060	25,156

Operating income (loss) from continuing operations	(3,039)	(1,214)	(2,485)	2,413

OTHER INCOME (LOSS)	—	(100)	—	(100)

EQUITY IN LOSSES OF AFFILIATE	(47)	(82)	(157)	(143)

INTEREST INCOME, net	15	12	57	41

Income (loss) before income taxes and discontinued operation	(3,071)	(1,384)	(2,585)	2,211

INCOME TAXES	(1,359)	(149)	(3,397)	—

Income (loss) before discontinued operation	(1,712)	(1,235)	812	2,211

DISCONTINUED OPERATION
Gain on disposal	—	200	—	200

Net income (loss)	$(1,712)	$(1,035)	$812	$2,411

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Continuing operations	$(0.06)	$(0.04)	$0.03	$0.08
Disposal of discontinued operation	—	0.01	—	0.01

	$(0.06)	$(0.03)	$0.03	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	28,469	26,223	26,733	26,475
Diluted	28,469	26,223	27,064	26,917